                                                Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-20933


                      SUPPLEMENT NO. 2 DATED JULY 1, 1997
                       TO PROSPECTUS DATED MAY 16, 1997
                   RELATING TO $97,750,000 PRINCIPAL AMOUNT
                6% CONVERTIBLE SUBORDINATED NOTES DUE 2001 AND
        3,291,246 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF
                               OCCUSYSTEMS, INC.

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated May 16, 1997, forming a part of the Registration Statement on Form S-3, File No. 333-20933. Any cross references in this supplement refer to portions of the Prospectus.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each additional Selling Securityholder as of July 1, 1997 (subject to the qualifications set forth below), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder as of July 1, 1997 and (iii) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.

                                                                      PRINCIPAL       COMMON STOCK
                                                 PRINCIPAL AMOUNT  AMOUNT OF NOTES   OWNED PRIOR TO       COMMON STOCK
NAME OF SELLING STOCKHOLDER                       OF NOTES OWNED   OFFERED HEREBY     OFFERING (1)     OFFERED HEREBY (2)
---------------------------                      ----------------  ---------------  -----------------  ------------------

Aragon Investments Ltd.........................       $ 1,000,000      $ 1,000,000          33,670                33,670
Argent Classic Convertible Arbitrage
  Fund, L.P......................................       2,000,000        2,000,000          67,340                67,340
Argent Classic Convertible Arbitrage
  Fund (Bermuda) L.P.............................       1,000,000        1,000,000          33,670                33,670
Bankers Trust International PLC................        10,265,000       10,265,000         345,623               345,623
Donaldson, Lufkin & Jenrette Securities Corp...         3,850,000        3,850,000         129,630               129,630
Armand von Ernst, Berne........................           250,000          250,000           8,418                 8,418
J.P. Morgan & Co. Incorporated.................         1,000,000        1,000,000         196,770                33,670
Montgomery Securities..........................         1,200,000        1,200,000          40,404(3)             40,404
Shepherd Investments International Ltd.........         1,750,000        1,750,000          58,923                58,923
Stark International............................         1,750,000        1,750,000          58,923                58,923
Taft Securities L.L.C..........................         1,000,000        1,000,000          33,670                33,670
                                                      -----------      -----------       ---------               -------
   Total.......................................       $25,065,000      $25,065,000       1,007,041               843,941

------------------
(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.
(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.
(3) Does not include short position in 12,100 shares Montgomery holds as a market maker in the Common Stock.

     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes and Common Stock the presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in future supplements to the Prospectus.